Herc Holdings Reports Strong Third Quarter 2023 Results and
Narrows Full-Year 2023 Guidance

Third Quarter Highlights
–Record total revenues of $908 million, an increase of 22%
–Net income increased to $113 million, or $3.96 per diluted share, an increase of 18%
–Adjusted EBITDA of $410 million increased 19%; adjusted EBITDA margin at 45.2%
–Rental pricing increased 6.9% year-over-year
–Exploring strategic alternatives for Cinelease studio entertainment business

Bonita Springs, Fla., October 23, 2023 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2023. Equipment rental revenue was $765 million and total revenues were $908 million in the third quarter of 2023, compared to $706 million and $745 million, respectively, for the same period last year. In the third quarter of 2023, the Company reported net income of $113 million, or $3.96 per diluted share, an increase of 18% compared to $101 million, or $3.36 per diluted share, in the same 2022 period.
“We continued to leverage our core strengths in market coverage, fleet management, pricing discipline and a best-in-class team to deliver double-digit revenue and Adjusted EBITDA growth in the third quarter,” said Larry Silber, president and chief executive officer. “Over the course of the quarter, we also successfully rebalanced our fleet after a wave of back-ordered supply was delivered in the first half of the year. And, with the health of the supply chain improving, we were able to accelerate used-fleet sales after two years to refresh our offering and make way for the new equipment.”

“Continued investments in our premium fleet offering, strategic acquisitions and advanced technologies, along with robust demand across key end markets and a focus on cost discipline are driving the momentum in our business and will support sustainable, profitable growth over the long term," said Silber.

"Today, we also are announcing that we will begin exploring strategic alternatives for Cinelease, our studio management and lighting and grip equipment rental business. This decision was made due to the changing dynamics for lighting and grip rental providers in the film and studio entertainment industry, which has shifted to requiring significant capital investment in studios. For Herc to allocate capital for growth in this new real-estate-focused business model would be a divergence from our stated strategy," said Silber.

2023 Third Quarter Financial Results

•Total revenues increased 22% to $908 million compared to $745 million in the prior-year period. The year-over-year increase of $163 million primarily related to an increase in equipment rental revenue of $59 million, reflecting positive pricing of 6.9% and increased volume of 11.5%, partially offset by unfavorable mix driven by the studio entertainment business and inflation. Sales of rental equipment increased by $103 million during the period resulting from the return to more normal fleet rotation as deliveries become more predictable in certain categories of equipment.

•Dollar utilization was 42.1% compared to 45.3% in the prior-year period. A slowdown in the studio entertainment business as a result of labor disruptions in the film and television industry contributed 200 basis points of the change, as well as the continued supply chain challenges in certain categories of equipment that have disrupted the normal cadence of deliveries.

•Direct operating expenses were $288 million, or 37.6% of equipment rental revenue, compared to $278 million, or 39.4% in the prior-year period, reflecting better cost performance and fixed cost absorption on higher revenue despite increases related to additional headcount, facilities expenses and maintenance costs associated with strong rental activity and an expanding branch network.

•Depreciation of rental equipment increased 19% to $167 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 16% to $29 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $115 million, or 15.0% of equipment rental revenue, compared to $112 million, or 15.9% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $60 million compared with $33 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth.

•Net income was $113 million compared to $101 million in the prior-year period. Adjusted net income increased 11% to $114 million, or $4.00 per diluted share, compared to $103 million, or $3.42 per diluted share, in the prior-year period. The effective tax rate was 23% compared to 25% in the prior-year period.

•Adjusted EBITDA increased 19% to $410 million compared to $345 million in the prior-year period and adjusted EBITDA margin was 45.2% compared to 46.3% in the prior-year period. Margin performance was impacted by a decline in the Company's studio entertainment revenue year over year, as well as a significant increase in sales of used equipment in the latest quarter.

2023 Nine Months Financial Results

•Total revenues increased 25% to $2,450 million compared to $1,953 million in the prior-year period. The year-over-year increase of $497 million was related to an increase in equipment rental revenue of $283 million, reflecting positive pricing of 7.2% and increased volume of 16.8%, partially offset by unfavorable mix driven by the studio entertainment business and inflation. Sales of rental equipment increased $210 million compared to the prior-year period.

•Dollar utilization decreased to 40.8% compared to 43.2% in the prior-year period. The change is primarily due to a slowdown in the studio entertainment business as a result of labor disruptions in the film and television industry, as well as the continued supply chain challenges in certain categories of equipment that have disrupted the normal cadence of deliveries.

•Direct operating expenses were $851 million, or 40.1% of equipment rental revenue compared to $752 million, or 40.9% the prior-year period, reflecting better cost performance and fixed cost absorption on higher revenue despite increases related to additional headcount, facilities expenses and maintenance costs associated with strong rental activity and an expanding branch network.

•Depreciation of rental equipment increased 23% to $480 million, due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 20% to $83 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $332 million, or 15.7% of equipment rental revenue, compared to $298 million, or 16.2% in the prior-year period due to continued focus on improving operating leverage while expanding revenues.

•Interest expense increased to $162 million compared with $81 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth.

•Net income was $256 million compared to $232 million in the prior-year period. Adjusted net income increased 10% to $260 million, or $9.03 per diluted share, compared to $237 million, or 7.83 per diluted share, in the prior-year period. The effective tax rate was 21% in 2023 compared to 23% in the prior-year period.

•Adjusted EBITDA increased 24% to $1,070 million compared to $866 million in the prior-year period and adjusted EBITDA margin was 43.7% compared to 44.3% in the prior-year period. Margin performance was impacted by a decline in the Company's studio entertainment revenue year over year, as well as a significant increase in sales of used equipment during 2023.

Rental Fleet

Net rental equipment capital expenditures were as follows (in millions):

	Nine Months Ended September 30,
	2023	2022
Rental equipment expenditures	$1,100	$841
Proceeds from disposal of rental equipment	(231)	(67)
Net rental equipment capital expenditures	$869	$774
•As of September 30, 2023, the Company's total fleet was approximately $6.2 billion at OEC.

•Average fleet at OEC in the third quarter increased 19% compared to the prior-year period and increased 24% year-to-date.

•Average fleet age was 45 months as of September 30, 2023, compared to 49 months in the comparable prior-year period.

Disciplined Capital Management

•The Company completed eight acquisitions with a total of 14 locations and opened 13 new greenfield locations through the end of the third quarter of 2023.

•Net debt was $3.6 billion as of September 30, 2023, with net leverage of 2.5x compared to 2.4x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $1.5 billion of liquidity as of September 30, 2023.

•The Company declared its quarterly dividend of $0.6325 payable to shareholders of record as of August 18, 2023, with a payment date of September 1, 2023.

•The Company acquired approximately 990,000 shares of its common stock for $107 million year-to-date in 2023. As of September 30, 2023, approximately $174 million remains available under the share repurchase program.

Outlook

The Company is narrowing its full year 2023 adjusted EBITDA guidance range and net rental capital expenditures guidance presented below. The guidance range for the full year 2023 adjusted EBITDA reflects an increase of 18% to 22% compared to full year 2022 results.

	Previous Guidance	New Guidance
Adjusted EBITDA:	$1.45 billion to $1.55 billion	$1.45 billion to $1.50 billion
Net rental equipment capital expenditures:	$1.0 billion to $1.2 billion	$1.0 billion to $1.1 billion

As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2023 by investing in its fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Cinelease Studio Entertainment Business

The Company announced it is exploring strategic alternatives for its Cinelease studio entertainment and lighting and grip equipment rental business. The film and studio entertainment industry has shifted to a studio centric model where owning or managing a large footprint of studios is becoming more important to be a competitive equipment rental provider, requiring significant investment in fully managed studios. This business model is a departure from the Company's stated growth strategy. The Company will continue to provide equipment rentals, other than lighting and grip equipment, to the film and entertainment industry through Herc Entertainment Services, which includes aerial equipment, forklifts, carts, generators and climate solutions.

There can be no assurance that the process will result in any specific outcome and the Company has not set a timetable for the conclusion of the process, however, it expects a transaction, if any, to be complete within one year. The Company does not intend to comment further until it determines that further disclosure is required by law or otherwise deems it appropriate. Herc has retained Goldman Sachs & Co. LLC as its financial advisor to assist the company with the process.

Earnings Call and Webcast Information

Herc Holdings' third quarter 2023 earnings webcast will be held tomorrow at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://events.q4irportal.com/custom/access/2324/, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 379 locations in North America. With over 58 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, lighting, trench shoring, and studio and production equipment. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration and pumps, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 7,000 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2022 total revenues were approximately $2.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, exploring strategic alternatives for Cinelease, including the timing of the review process, the outcome of the process and the costs and benefits of the process, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Equipment rental	$765	$706	$2,121	$1,838
Sales of rental equipment	124	21	278	68
Sales of new equipment, parts and supplies	11	10	29	27
Service and other revenue	8	8	22	20
Total revenues	908	745	2,450	1,953
Expenses:
Direct operating	288	278	851	752
Depreciation of rental equipment	167	140	480	389
Cost of sales of rental equipment	99	16	201	49
Cost of sales of new equipment, parts and supplies	7	6	19	16
Selling, general and administrative	115	112	332	298
Non-rental depreciation and amortization	29	25	83	69
Interest expense, net	60	33	162	81
Other expense (income), net	(3)	—	(2)	(1)
Total expenses	762	610	2,126	1,653
Income before income taxes	146	135	324	300
Income tax provision	(33)	(34)	(68)	(68)
Net income	$113	$101	$256	$232
Weighted average shares outstanding:
Basic	28.3	29.7	28.5	29.8
Diluted	28.5	30.2	28.8	30.3
Earnings per share:
Basic	$3.99	$3.41	$8.98	$7.79
Diluted	$3.96	$3.36	$8.89	$7.66

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$71	$54
Receivables, net of allowances	595	523
Other current assets	63	67
Total current assets	729	644
Rental equipment, net	3,990	3,485
Property and equipment, net	473	392
Right-of-use lease assets	670	552
Goodwill and intangible assets, net	976	850
Other long-term assets	55	34
Total assets	$6,893	$5,957

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$18	$16
Current maturities of operating lease liabilities	43	42
Accounts payable	247	318
Accrued liabilities	230	228
Total current liabilities	538	604
Long-term debt, net	3,665	2,922
Financing obligations, net	105	108
Operating lease liabilities	648	528
Deferred tax liabilities	693	647
Other long term liabilities	45	40
Total liabilities	5,694	4,849
Total equity	1,199	1,108
Total liabilities and equity	$6,893	$5,957

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$256	$232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	480	389
Depreciation of property and equipment	53	47
Amortization of intangible assets	30	22
Amortization of deferred debt and financing obligations costs	3	3
Stock-based compensation charges	15	20
Provision for receivables allowances	49	34
Deferred taxes	41	78
Gain on sale of rental equipment	(77)	(19)
Other	1	2
Changes in assets and liabilities:
Receivables	(79)	(156)
Other assets	(3)	(10)
Accounts payable	10	(2)
Accrued liabilities and other long-term liabilities	17	(17)
Net cash provided by operating activities	796	623
Cash flows from investing activities:
Rental equipment expenditures	(1,100)	(841)
Proceeds from disposal of rental equipment	231	67
Non-rental capital expenditures	(119)	(82)
Proceeds from disposal of property and equipment	11	4
Acquisitions, net of cash acquired	(332)	(441)
Other investing activities	(15)	(23)
Net cash used in investing activities	(1,324)	(1,316)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	1,755	2,080
Repayments on revolving lines of credit and securitization	(1,016)	(1,228)
Principal payments under finance lease and financing obligations	(12)	(12)
Dividends paid	(56)	(51)
Repurchase of common stock	(107)	(53)
Other financing activities, net	(19)	(20)
Net cash provided by financing activities	545	716
Effect of foreign exchange rate changes on cash and cash equivalents	—	(1)
Net change in cash and cash equivalents during the period	17	22
Cash and cash equivalents at beginning of period	54	35
Cash and cash equivalents at end of period	$71	$57

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$113	$101	$256	$232
Income tax provision	33	34	68	68
Interest expense, net	60	33	162	81
Depreciation of rental equipment	167	140	480	389
Non-rental depreciation and amortization	29	25	83	69
EBITDA	402	333	1,049	839
Non-cash stock-based compensation charges	6	9	15	20
Merger and acquisition related costs	2	3	5	6
Other	—	—	1	1
Adjusted EBITDA	$410	$345	$1,070	$866

Total revenues	$908	$745	$2,450	$1,953
Adjusted EBITDA	$410	$345	$1,070	$866
Adjusted EBITDA margin	45.2%	46.3%	43.7%	44.3%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$113	$101	$256	$232
Merger and acquisition related costs	2	3	5	6
Other	—	—	1	1
Tax impact of adjustments(1)	(1)	(1)	(2)	(2)
Adjusted net income	$114	$103	$260	$237

Diluted shares outstanding	28.5	30.2	28.8	30.3

Adjusted earnings per diluted share	$4.00	$3.42	$9.03	$7.83
(1) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$796	$623

Rental equipment expenditures	(1,100)	(841)
Proceeds from disposal of rental equipment	231	67
Net rental equipment expenditures	(869)	(774)

Non-rental capital expenditures	(119)	(82)
Proceeds from disposal of property and equipment	11	4
Other	(15)	(23)
Free cash flow	$(196)	$(252)

Acquisitions, net of cash acquired	(332)	(441)
Increase in net debt, excluding financing activities	$(528)	$(693)